UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey

(State or other jurisdiction of incorporation or organization)

22-3282551

(I.R.S. Employer Identification No.)

Unity Bancorp, Inc.

2023 Stock Bonus Plan

(Full title of the plan)

George Boyan

Executive Vice President and Chief Financial Officer

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, New Jersey 08809

(Name and address of agent for service)

(908) 730-7630

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 29b-2 of the Exchange Act. (check one):

Large accelerated filer ◻ Accelerated filer ☒ Non-accelerated filer   ◻ Smaller reporting company ☒

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

a)	the annual report of the Registrant as of and for the year ended December 31, 2022 on Form 10-K filed with the SEC on March 10, 2023;
b)	the current reports on Form 8-K filed with the SEC on January 13, 2023, February 16, 2023, March 17, 2023, March 30, 2023, March 30, 2023, April 17, 2023, April 27, 2023, April 28, 2023, April 28, 2023, and April 28, 2023.
c)	the description of the Registrant’s common stock, no par value, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 15, 1998 and the Certificate of Incorporation on Form 8-K filed with the SEC on May 22, 2002.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 29, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article IX of the Company’s Certificate of Incorporation provides:

Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBCA”) gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a “corporate agent”) against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that the corporate agent must have acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. Subject to certain limitations, the indemnification provided by the NJBCA does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings, is permitted if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NJBCA.

The Company’s Certificate of Incorporation also requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company’s Certificate of Incorporation also requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification is permitted in respect of any person adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity.

The Company has entered into indemnification agreements with all of its directors providing contractual rights to indemnification consistent with Article Nine of the Company’s Certificate of Incorporation. In addition, policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit Number	Description of Exhibits
4	2023 Stock Bonus Plan
5	Opinion of Windels Marx Lane & Mittendorf, LLP
23.1	Consent of RSM US LLP
23.2	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)
107	Filing Fee table (filed herewith)

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Plans of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
2)	That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of New Jersey, on the 3rd day of May, 2023. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

UNITY BANCORP, INC.

Name	Title	Date

/s/ David D. Dallas	Chairman of the Board and Director	May 3, 2023
David D. Dallas

/s/ James A. Hughes	President, Chief Executive Officer and Director	May 3, 2023
James A. Hughes

/s/ George Boyan	Executive Vice President and Chief Financial Officer	May 3, 2023
George Boyan

/s/ Dr. Mark S. Brody	Director	May 3, 2023
Dr. Mark S. Brody

/s/ Wayne Courtright	Director	May 3, 2023
Wayne Courtright

/s/ Robert H. Dallas, II	Director	May 3, 2023
Robert H. Dallas, II

/s/ Dr. Mary E. Gross	Director	May 3, 2023
Dr. Mary E. Gross

/s/ Peter E. Maricondo	Director	May 3, 2023
Peter E. Maricondo

/s/ Raj Patel	Director	May 3, 2023
Raj Patel

/s/ Donald E. Souders, Jr.	Director	May 3, 2023
Donald E. Souders, Jr.

/s/ Aaron Tucker	Director	May 3, 2023
Aaron Tucker

EXHIBIT INDEX TO REGISTRATION STATEMENT

ON FORM S-8 OF UNITY BANCORP, INC.

Exhibit Number	Description of Exhibits
4	2023 Stock Bonus Plan
5	Opinion of Windels Marx Lane & Mittendorf, LLP
23.1	Consent of RSM US LLP
23.2	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)
107	Filing Fee Table (filed herewith)